Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RADIATION THERAPY SERVICES HOLDINGS, INC.

(under Section 242 of the Delaware General Corporation Law)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being an authorized officer of Radiation Therapy Services Holdings, Inc., a Delaware corporation (the “Company”), does hereby certify the following:

FIRST:          The name of the Company is Radiation Therapy Services Holdings, Inc.

SECOND:     The original Certificate of Incorporation of the Company was filed with the Secretary of State of Delaware on October 9, 2007.

THIRD:         The Certificate of Incorporation of the Company is hereby amended to change Article One thereof, relating to the name of the Company. Accordingly, Article One of the Certificate of Incorporation shall be amended to read in its entirety as follows:

“ARTICLE ONE

The name of the corporation is 21st Century Oncology Holdings, Inc. (hereinafter called the “Corporation”).”

FOURTH:    This amendment to the Certificate of Incorporation of the Company was approved by the Board of Directors of the Company and by written consent of the stockholders.

IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate this 5th day of December 2013.

RADIATION THERAPY SERVICES HOLDINGS, INC.

By:	/s/ Erin Russell
Name:	Erin Russell
Title:	Vice President